CONSOL Coal Resources LP Announces Results for the Second Quarter 2018

CANONSBURG, PA - August 2, 2018 - CONSOL Coal Resources LP (NYSE: CCR) today reported financial and operating results for the quarter ended June 30, 2018.

Second Quarter 2018 Results

Highlights of the CCR second quarter 2018 results include:

•	Cash distribution of $0.5125 per limited partner unit for the second quarter;

•	Net income of $19.4 million;

•	Adjusted EBITDA[1] of $33.6 million;

•	Distribution coverage ratio[1] of 1.6x;

•	Net leverage ratio[1] of 1.5x;

•	Record quarter for coal production and sales volumes;

•	Secured new end-users in China, Europe and Africa;

•	Secured new commitment in the domestic metallurgical coal market.

Management Comments

“Strong domestic and international demand for our product coupled with outstanding performance at the Pennsylvania Mining Complex (PAMC) allowed us to deliver a record sales and production quarter,” said Jimmy Brock, Chief Executive Officer of CONSOL Coal Resources GP LLC. “This year is shaping up to be a record year for CCR. While strong coal prices powered our first quarter results, record production and cost performance drove the solid second quarter results. Our second quarter sales volume of 2.0 million tons represented an annual run rate of more than 7.1 million tons for CCR, the highest in the 35+ year history of the PAMC. This was made possible due to the tireless efforts of our employees, well-synchronized logistics with our customers and transportation providers, modest initial benefits from our debottlenecking projects and strong demand for our product. I am also very pleased with the improving safety performance at the PAMC, which resulted in a 9% reduction in employee safety incidents in the first half of 2018 compared to the year-ago period. We continue to target further improvements on the safety front with our goal of zero life-altering incidents."

"The demand outlook for the second half of 2018 remains robust with low coal stockpiles domestically, attractive BTU value of our coal relative to other fuels globally and our ability to capture market share. This confidence in demand and in our execution capabilities, allows us to increase our 2018 guidance for the second consecutive quarter. Given the strong cash generation during the quarter, we further strengthened our balance sheet, and the sustainability of our robust quarterly distribution for our unitholders."

Sales & Marketing

CCR had a record quarter in terms of volume as it sold 2.0 million tons of coal during the second quarter of 2018 at an average revenue per ton of $47.34 compared to 1.7 million tons at an average revenue per ton of $44.75 in the year-ago period. The average revenue per ton benefited from stronger pricing on our export sales and our domestic netback contracts. Our logistics team did an excellent job synchronizing shipments with our logistics partners at the rails and ports to move record volumes through the system.

On the domestic front, customer inventories remain low. According to the Energy Information Administration (EIA), inventories at domestic utilities stood at approximately 128 million tons at the end of May, down by approximately 21% from the same period a year ago. Furthermore, inventories at several of our key customers' Northern Appalachian (NAPP) rail-served power plants continue to average around 20 days. As mines, plants and railroads return from their annual maintenance shutdown period and with summer weather now upon us, CCR expects demand to remain strong. We believe low inventories at domestic utilities coupled with continued strong international pull for our product should bode well as we enter the fall contracting season. CCR is 74% contracted for 2019 and 32% contracted for 2020, assuming a 6.75 million ton annual run rate. We believe, as global coal demand is expected to continue to grow over the next several years, global supply will be challenged to keep pace due to several years of underinvestment and the time required to bring new brownfield or greenfield production online. A major competitive advantage of the PAMC is production sustainability based on its diversified longwalls, capital invested and long-life reserves. We will continue to benefit both domestically and abroad where many coal mines face normal depletion impacts and a lack of investment.

New Market Developments

During the second quarter, CCR entered into a coal supply contract with a domestic coke producer, representing its first multi-shipment deal in the domestic metallurgical coal market since 2013. As previously disclosed, the sulfur levels at the PAMC have begun to decline. The lower sulfur, coupled with high fluidity and low cost, makes our product a better fit in the domestic metallurgical market and improves its competitiveness in the international crossover metallurgical markets as well. In the long term, we believe that this domestic market development will allow us to maximize our revenue potential and expand into the domestic metallurgical coal market. Our other five addressable markets where we are currently present include - export thermal, export industrial, export metallurgical, domestic thermal, and domestic industrial.

CCR was also successful in expanding its sales portfolio by entering into an 18-month agreement with a domestic utility customer in the Midwest. This customer fits well with our domestic strategy of targeting top-performing power plants that are well-positioned to compete with natural gas and grow market share as other coal-fired plants retire.

During the quarter, we successfully completed a contract to remarket PAMC coal to new end-users in China, Europe and Africa. We continue to pursue coal sales in other potential international markets, including Turkey. While there continues to be uncertainty around the relaxation of sulfur restrictions for imported coal in Turkey, we believe the PAMC is well positioned, due to its product quality and cost structure, to enter the Turkish market should the opportunity arise.

Operations Summary

CCR achieved strong second quarter production of 1.9 million tons, which compares to 1.7 million tons in the second quarter of 2017. During the quarter, we benefited from increased production at all three of our mines at the PAMC. Enlow Fork finished off the F27 panel, which was geologically very challenging, and has now transitioned to F28, which we believe will provide some operational relief as we improve our ability to manage these conditions. Our team continues to look forward to mid-2019, when the F side wall at the Enlow Fork mine will move to a different district, which we believe will provide much better mining conditions. Productivity at the PAMC, as measured by tons per employee-hour, improved 14% during the second quarter compared to the year-ago period and reached a level not seen since the first quarter of 2004.

CCR shipped 2.0 million tons of coal during the second quarter, compared to 1.7 million tons in the year-ago quarter. The improvement in coal sales volume was driven by strong production and continued robust demand from our customers. Total coal revenue for the second quarter came in at $92.7 million and improved by $16.7 million compared to the year-ago quarter, primarily driven by $2.59 per ton higher revenue and 261 thousand more tons of coal sold. Our average revenue per ton increased to $47.34 from $44.75 in the year-ago quarter, as pricing improved on our export and domestic netback contracts.

Total costs during the second quarter were $78.7 million compared to $71.0 million in the year-ago quarter. Average cash cost of coal sold per ton1 was $26.99 compared to $29.08 in the year-ago quarter. This improvement was largely driven by a $1.02 per ton reduction in lease/rental expense and a $0.58 per ton improvement from labor productivity as discussed earlier. Average cash margin per ton sold1 for the second quarter of 2018 expanded by $4.68, or 30%, to $20.35 per ton compared to the year-ago period, driven by higher average revenue per ton and lower average cash cost of coal sold per ton.

Other costs increased by $3.3 million compared to the year-ago quarter, due to an increase in discretionary employee benefit expenses and demurrage charges.

		Three Months Ended
		June 30, 2018	June 30, 2017
Coal Production	million tons	1.9	1.7
Coal Sales	million tons	2.0	1.7
Average Revenue Per Ton	per ton	$47.34	$44.75
Average Cash Cost of Coal Sold[1]	per ton	$26.99	$29.08
Average Cash Margin Per Ton Sold[1]	per ton	$20.35	$15.67

Quarterly Distribution

During the second quarter of 2018, CCR generated net cash provided by operating activities of $48.9 million and distributable cash flow1 of $22.3 million, yielding a distribution coverage ratio of 1.6x1. During the quarter, our net cash provided by operating activities benefited from an approximately $17.2 million reduction in working capital. Our distribution coverage ratio calculation is based on estimated maintenance capital expenditures of $9.1 million, while our actual cash maintenance capital expenditures for the second quarter were $7.3 million. Based on our current outlook for the coal markets and a strong distribution coverage ratio, the board of directors of the general partner has elected to pay a cash distribution of $0.5125 per unit to all limited partner unitholders and the holder of the general partner interest. As previously announced on July 25, 2018, the distribution to all unitholders of the Partnership will be made on August 15, 2018, to such holders of record at the close of business on August 8, 2018.

2018 Guidance and Outlook

Based on our strong year-to-date results, robust coal demand and production expectations, we are improving several items of our financial and operating performance guidance for 2018.

•	Coal sales volumes - 6.60-6.85 million tons

•	Coal average revenue per ton - $47.75-$48.75

•	Cash cost of coal sold per ton[2] - $28.50-$29.50

•	Adjusted EBITDA[2] - $100-$120 million

•	Capital expenditures - $31-$36 million

Second Quarter Earnings Conference Call

A joint conference call and webcast with CONSOL Energy Inc., during which management will discuss the second quarter 2018 financial and operational results, is scheduled for August 2, 2018 at 11:00 AM ET. Prepared remarks by members of management will be followed by a question and answer session. Interested parties may listen via webcast on the Events page of our website, www.ccrlp.com. An archive of the webcast will be available for 30 days after the event.

Participant dial in (toll free)             1-877-870-4263

Participant international dial in        1-412-317-0790

Availability of Additional Information

Prior to the earnings conference call, we will make available additional information in a presentation slide deck to provide investors with further insights into our financial and operating performance. This material can be accessed through the "Events and Presentations" page of our website, www.ccrlp.com.

We have also filed our Form 10-Q with the Securities and Exchange Commission (SEC) in conjunction with this earnings release. Investors seeking our detailed financial statements can refer to the Form 10-Q.

1 "adjusted EBITDA", "distribution coverage ratio", "distributable cash flow", "total cost of coal sold", "average cash cost of coal sold per ton", "average cash margin per ton sold" and "net leverage ratio" are non-GAAP financial measures, which are reconciled to most directly comparable GAAP financial measures under the caption "Reconciliation of Non-GAAP Financial Measures".
2 CCR is unable to provide a reconciliation of adjusted EBITDA guidance to net income or cash cost of coal sold per ton guidance to total costs, the most comparable financial measures calculated in accordance with GAAP, due to the unknown effect, timing and potential significance of certain income statement items.

About CONSOL Coal Resources LP

CONSOL Coal Resources (NYSE:CCR) is a master limited partnership formed in 2015 to manage and further develop all of CONSOL Energy Inc.’s (NYSE:CEIX) active coal operations in Pennsylvania. CCR’s assets include a 25% undivided interest in, and operational control over, the Pennsylvania Mining Complex, which consists of three underground mines - Bailey, Enlow Fork and Harvey - and related infrastructure. For its ownership interest, CCR has an effective annual production capacity of 7.1 million tons of high-Btu North Appalachian thermal and crossover metallurgical coal. More information is available on our website www.ccrlp.com.

Contacts:

Investor:
Mitesh Thakkar, (724) 485-3133
miteshthakkar@consolenergy.com

Media:
Zach Smith, (724) 485-4017
zacherysmith@consolenergy.com

Reconciliation of Non-GAAP Financial Measures

We evaluate our cost of coal sold and cash cost of coal sold on a cost per ton basis. Our cost of coal sold per ton represents our costs of coal sold divided by the tons of coal we sell. We define cost of coal sold as operating and other production costs related to produced tons sold, along with changes in coal inventory, both in volumes and carrying values. The cost of coal sold per ton includes items such as direct operating costs, royalty and production taxes, direct administration, and depreciation, depletion and amortization costs on production assets. Our costs exclude any indirect costs such as selling, general and administrative costs, freight expenses, interest expenses and other costs not directly attributable to the production of coal. The GAAP measure most directly comparable to cost of coal sold is total costs. The cash cost of coal sold includes cost of coal sold less depreciation, depletion and amortization cost on production assets. The GAAP measure most directly comparable to cash cost of coal sold is total costs.

We define average cash margin per ton as average coal revenue per ton, net of average cash cost of coal sold per ton. The GAAP measure most directly comparable to average cash margin per ton is total coal revenue. We define adjusted

EBITDA as (i) net income (loss) before net interest expense, depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as long-term incentive awards including phantom units under the CONSOL Coal Resources LP 2015 Long-Term Incentive Plan ("unit-based compensation"). The GAAP measure most directly comparable to adjusted EBITDA is net income.

We define distributable cash flow as (i) net income (loss) before net interest expense, depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as unit-based compensation, less net cash interest paid and estimated maintenance capital expenditures, which is defined as those forecasted average capital expenditures required to maintain, over the long-term, the operating capacity of our capital assets. These estimated capital expenditures do not reflect the actual cash capital expenditures incurred in the period presented. Distributable cash flow will not reflect changes in working capital balances. The GAAP measures most directly comparable to distributable cash flow are net income and net cash provided by operating activities.

We define net leverage ratio as the ratio of net debt to last twelve month (LTM) earnings before interest expense, depreciation, depletion and amortization, adjusted for certain non-cash items, such as long-term incentive awards, amortization of debt issuance and capitalized interest.

The following table presents a reconciliation of total costs to cost of coal sold and cash cost of coal sold, the most directly comparable GAAP financial measure, on a historical basis for each of the periods indicated (in thousands).

	Three Months Ended June 30,
	2018	2017
Total Costs	$78,681	$70,998
Freight Expense	(4,361)	(4,441)
Selling, General and Administrative Expenses	(3,341)	(3,652)
Interest Expense	(1,784)	(2,396)
Other Costs (Non-Production)	(4,239)	(934)
Depreciation, Depletion and Amortization (Non-Production)	(543)	(550)
Total Cost of Coal Sold	$64,413	$59,025
Depreciation, Depletion and Amortization (Production)	(11,353)	(9,727)
Total Cash Cost of Coal Sold	$53,060	$49,298

The following table presents a reconciliation of average cash margin per ton sold to coal revenue, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended June 30,
	2018	2017
Coal Revenue	$92,674	$75,927
Operating and Other Costs	57,299	50,232
Less: Other Costs (Non-Production)	(4,239)	(934)
Cash Cost of Coal Sold	53,060	49,298
Depreciation, Depletion and Amortization	11,896	10,277
Less: Depreciation, Depletion and Amortization (Non-Production)	(543)	(550)
Cost of Coal Sold	$64,413	$59,025
Total Tons Sold	1,958	1,697
Average Revenue Per Ton Sold	$47.34	$44.75
Average Cash Cost Per Ton Sold	26.99	29.08
Depreciation, Depletion and Amortization Per Ton Sold	5.91	5.71
Average Cost Per Ton Sold	32.90	34.79
Average Margin Per Ton Sold	14.44	9.96
Add: Total Depreciation, Depletion and Amortization Costs Per Ton Sold	5.91	5.71
Average Cash Margin Per Ton Sold	$20.35	$15.67

The following table presents a reconciliation of adjusted EBITDA to net income, the most directly comparable GAAP financial measure, on a historical basis for each of the periods indicated. The table also presents a reconciliation of distributable cash flow to net income and operating cash flows, the most directly comparable GAAP financial measures, on a historical basis for each of the periods indicated (in thousands).

	Three Months Ended June 30,
	2018	2017
Net Income	$19,376	$11,474
Plus:
Interest Expense	1,784	2,396
Depreciation, Depletion and Amortization	11,896	10,277
Unit Based Compensation	508	841
Adjusted EBITDA	$33,564	$24,988
Less:
Cash Interest	2,130	2,539
Distributions to Preferred Units[3]	—	1,851
Estimated Maintenance Capital Expenditures	9,085	8,976
Distributable Cash Flow	$22,349	$11,622

Net Cash Provided by Operating Activities	$48,949	$23,092
Plus:
Interest Expense	1,784	2,396
Other, Including Working Capital	(17,169)	(500)
Adjusted EBITDA	$33,564	$24,988
Less:
Cash Interest	2,130	2,539
Distributions to Preferred Units[3]	—	1,851
Estimated Maintenance Capital Expenditures	9,085	8,976
Distributable Cash Flow	$22,349	$11,622
Distributions	$14,348	$12,228
Distribution Coverage	1.6	1.0
3Distributions to Preferred Units represents income attributable to preferred units prior to conversion.

The following table presents a reconciliation of the net leverage ratio to net income (in thousands, except per ton information).

Twelve Months Ended
June 30, 2018
Net Income	$56,257
Plus:
Interest Expense	8,191
Depreciation, Depletion and Amortization	43,349
Unit Based Compensation	5,033
Cash Payments for Legacy Employee Liabilities, Net of Non-Cash Expense	1,424
Loss on Extinguishment of Debt	2,468
Other Adjustments to Net Income	1,079
EBITDA Per Affiliated Company Credit Agreement	$117,801

Borrowings under Affiliated Company Credit Agreement	$160,500
Capitalized Leases	10,373
Total Debt	170,873
Less:
Cash on Hand	646
Net Debt Per Affiliated Company Credit Agreement	$170,227

Net Leverage Ratio (Net Debt/EBITDA)	1.5

Cautionary Statements

We are including the following cautionary statement in this press release to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by us. With the exception of historical matters, the matters discussed in this press release are forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “believe,” “continue,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” “will,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release speak only as of the date of this press release; we disclaim any obligation to update these statements unless required by securities law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: changes in coal prices or the costs of mining or transporting coal; uncertainty in estimating economically recoverable coal reserves and replacement of reserves; our ability to develop our existing coal reserves, acquire additional reserves and successfully execute our mining plans; changes in general economic conditions, both domestically and globally; competitive conditions within the coal industry; changes in the consumption patterns of coal-fired power plants and steelmakers and other factors affecting the demand for coal by coal-fired power plants and steelmakers; the availability and price of coal to the consumer compared to the price of alternative and competing fuels; competition from the same and alternative energy sources; energy efficiency and technology trends; our ability to successfully implement our business plan; the price and availability of debt and equity financing; operating hazards and other risks incidental to coal mining; major equipment failures and difficulties in obtaining equipment, parts and raw materials; availability, reliability and costs of transporting coal; adverse or abnormal geologic conditions, which may be unforeseen; natural disasters, weather-related delays, casualty losses and other matters beyond our control; operating in a single geographic area; interest rates; our reliance on a few major customers; labor availability, relations and other workforce factors; defaults by our sponsor under our operating agreement, employee services agreement and Affiliated Company Credit Agreement; restrictions in our Affiliated Company Credit Agreement that may adversely affect our business; changes in our tax status; delays in the receipt of, failure to receive or revocation of necessary governmental permits; the effect of existing and future laws and government regulations, including the enforcement and interpretation of environmental laws thereof; the effect of new or expanded greenhouse gas regulations; the effects of litigation; adverse effect of cybersecurity threats; conflicts of interest that may cause our general partner or our sponsor to favor their own interests to our detriment; the requirement that we distribute all of our available cash; and other factors discussed in our 2017 Annual Report Form 10-K under “Risk Factors,” as updated by any subsequent Forms 10-Q, which are on file at the Securities and Exchange Commission.